Exhibit 23.2

February 2, 2010

Board of Directors
Network Cadence, Inc.
6560 South Greenwood Plaza Blvd.
Englewood, Colorado 80111
(877) 711-6492

Ladies and Gentlemen:

    We hereby consent to the use of our name under the heading “Validity of Securities” in the Registration Statement on Form S-1 of Network Cadence, Inc. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP